Exhibit 99.1

PULSE BIOSCIENCES, Inc. Announces overSubscription, Pricing AND PRELIMINARY RESULTS FOR its $45 million RIGHTS OFFERING

HAYWARD, Calif. - (BUSINESS WIRE) – December 7, 2018 – Pulse Biosciences, Inc. (Nasdaq: PLSE) (“Pulse Biosciences” or the “Company”), a novel medical therapy company bringing to market its proprietary CellFX™ Nano-Pulse Stimulation™ (NPS™) platform, today announced today announced the completion of its rights offering, which expired at 5:00 p.m. Eastern Time on December 6, 2018 (the “Expiration Date”).

In accordance with the pricing structure of the rights offering described in the prospectus relating to the offering, Pulse Biosciences has determined that the final subscription price per share for the shares offered in the rights offering is $12.5658 per share, which is the volume weighted average price of the Company’s common stock as calculated for the five-trading day period through and including the Expiration Date.

Based on a preliminary tabulation by Broadridge Corporate Issuer Solutions, Inc. (the “Subscription Agent”), as of the Expiration Date, the Company had received basic subscriptions and over-subscriptions for a total of 4,023,779 shares, exceeding the 3,581,148 shares offered in the rights offering, subject to adjustment upon expiration of the guaranteed delivery period. Available shares will be distributed proportionately among rights holders who exercised their over-subscription right based on the number of shares each rights holder subscribed for under the basic subscription right, in accordance with the procedures described in the prospectus relating to the rights offering. The Company expects the Subscription Agent to distribute the shares and the sale proceeds on or about December 14, 2018.

“We are pleased with the results of the rights offering,” said Darrin Uecker, President and Chief Executive Officer of Pulse Biosciences. “The rights offering offered our stockholders an opportunity to participate in this important financing that will enable us to continue progress towards our goal of commercializing our proprietary CellFX Nano-Pulse Stimulation platform, initially in aesthetic dermatology. We remain committed to building a viable company and to stockholder value, and look forward to updating you on our progress as we continue to generate important results in the future.”

The Company will receive aggregate gross proceeds from the rights offering of $45 million. The results of the rights offering, including the allocation of shares to be issued in the rights offering, are preliminary and subject to change pending the expiration of the guaranteed delivery period under the offering and finalization of subscription procedures by the Subscription Agent.

A registration statement relating to the shares of common stock was previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective on November 6, 2018. A prospectus relating to the offering was filed with the SEC on November 19, 2018 and is available on the SEC’s website. Subscription rights that were not exercised by 5:00 p.m. Eastern Time on December 6, 2018 have expired.

About Pulse Biosciences

Pulse Biosciences is a novel medical therapy company bringing to market its proprietary CellFX™ Nano-Pulse Stimulation™ (NPS™) platform. The Company’s CellFX NPS platform provides a novel, precise, non-thermal, treatment technology delivering nanosecond duration energy pulses that impact cells in treated tissue while sparing acellular tissue. NPS’s unique mechanism of action disrupts the functions of internal cell structures while maintaining the outer cell membrane initiating a cascade of events within the cell that results in regulated cell death. The novel characteristics of the Company’s NPS mechanism of action has the potential to significantly benefit patients across multiple medical applications, including dermatology, the Company’s first planned commercial application. In pre-clinical studies, NPS has demonstrated an ability to induce immunogenic cell death in several cancer cell lines. The Company believes its NPS platform may play a role in immuno-oncology as a focal tumor treatment that can initiate an adaptive immune response. More information can be found at www.pulsebiosciences.com.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to Pulse Biosciences’ expectations regarding the results of its rights offering, financing plans, use of proceeds received the rights offering, regulatory clearance and the timing of FDA filings or approvals, the mechanism of action of NPS treatments, current and planned future clinical studies, other matters related to its pipeline of product candidates, future financial performance, anticipated cash use and other future events.  These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Caution: Pulse Biosciences’ Nano-Pulse Stimulation (NPS) and CellFX system are for investigational use.

Investor Relations:

Brian Dow

Sr. Vice President and Chief Financial Officer

IR@pulsebiosciences.com

Gitanjali Jain Ogawa

Solebury Trout

gogawa@troutgroup.com

646-378-2949

or

Media:

Tosk Communications

Nadine D. Tosk, 504-453-8344

nadinepr@gmail.com